Exhibit 99.1
CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5865
        allen.danzey@dixiegroup.com

THE DIXIE GROUP REPORTS RESULTS FOR FIRST QUARTER OF 2021

Highlights from First Quarter 2021 Results (all comparisons are to the prior year first quarter):

•Year over year increase in net sales of $5.7 million or 7.1%
•Reduced debt by $2.1 million within the quarter and $14.6 million compared to prior year
•Strong order activity throughout the quarter

DALTON, GEORGIA (May 18, 2021)-- The Dixie Group, Inc. (NASDAQ: DXYN) today reported financial results for the quarter ended March 27, 2021. For the first quarter of 2021, the Company had net sales of $86,301,000 as compared to $80,578,000 in the same quarter of 2020. The loss from continuing operations for the first quarter of 2021 was $1,967,000 or $0.13 per diluted share, as compared to a loss from continuing operations of $2,613,000 or $0.17 per diluted share in the first quarter of 2020.

Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “Our first quarter started on December 27, 2020 resulting in a slow start for our fiscal year. However, business continued to strengthen into February and March, and finished much stronger than January and last year. The recovery of sales in the residential markets, which began in the second quarter of 2020, has continued through the first quarter of 2021. Sales volume in the commercial markets has continued to be at lower levels. Many of the cost reductions implemented in the second quarter of 2020 as part of our COVID-19 recovery plan have been made permanent even as sales volumes improve. Despite the improvement in sales activity, we cannot be certain as to any additional future impact of the COVID-19 crisis. During the first quarter of 2021, our net sales increased 7.1% compared with the first quarter of 2020. Our residential product sales were up 23% for the quarter as compared to the prior year while the industry, we believe, was up approximately 20%. Commercial product sales decreased 37% versus the prior year quarter while the industry, we believe, experienced a decrease of approximately 18%.

Building on the momentum from late 2020, the first quarter provided a very strong start to the year for our residential business. Our soft surface business grew 18% and our hard surface business grew 70% in comparison to the same period in the prior year. Business is strengthening even further in the early part of the second quarter of 2021, and we are working very hard to maintain great service levels for our customers. We are excited to launch our high-end TECHnique collection in 2021. We introduced three styles during the first quarter and will launch three additional styles in the second quarter of 2021. This collection features the industry’s latest tufting innovation and offers beautiful, multi-color patterns with precise yarn placement and woven like visuals. TECHnique products are made with EnVision 6,6™ nylon or Strongwool, and will be featured in our Masland and Fabrica soft surface product portfolios. The purchase of Stainmaster® by Lowe’s provides additional opportunities for our residential business through our EnVision 6,6™ nylon offering. Our EnVision 6,6™ nylon program is allowing us to reach new price points and expand our consumer base. The program continued to deliver significant growth for us during the first quarter of 2021, doubling in volume versus prior year. We expanded our EnVision 6,6™ product offering with eight new styles during the quarter, and are expanding further in the second quarter with 12 additional EnVision 6,6™ styles across all three soft surface divisions. We also launched four decorative styles during the first quarter, and have an additional eight decorative styles planned for later this year.

-MORE-

The Dixie Group Reports First Quarter 2021 Results

May 18, 2021

Our hard surface programs continued to outpace the market, with TRUCOR™® luxury vinyl segment posting 70% growth for the quarter. Notable growth came from our TRUCOR™Prime XL/XXL collection, featuring a 10” x 84” widest, longest WPC plank on the market. We also saw tremendous growth from our TRUCOR™ Tile IGT, a collection of large tile visuals with the grout joint engineered into the locking system. We are excited to continue our innovation pipeline in 2021, with two new innovations launching during the second quarter. TRUCOR™ 3DP will launch with 16 SKUs. It is a digitally printed product, delivers very realistic, high-resolution visuals, virtually eliminates pattern repeat, and offers superb abrasion and scratch resistance with an AC5 commercial rating. TRUCOR™ Applause, is a new opening price point for TRUCOR™ and will have eight SKUs produced in the USA. On the Fabrica wood program, we are expanding our market penetration, introducing 14 new SKUs and are offering a handsome new retail display which will accommodate up to 45 SKUs.

Our commercial business and the commercial market continues to be adversely impacted by COVID-19. Sales for the quarter were down 37% from the previous year, but order entry began to improve and was only down 20%. We are beginning to see improvement, but we believe the recovery will be longer coming and not as dynamic as the residential market recovery.
On April 17, 2021, the Company identified that devices in its network were encrypted with ransomware. The Company immediately initiated its response protocols and launched an investigation, and a forensic firm was engaged. The Company also notified law enforcement and is working to support its investigation. The manufacturing and distribution activities of the Company were substantially restored within the first week after the incident and were completely restored within ten days. The Company’s website and email servers remain offline as the restoration efforts and forensic investigation continue. Despite this incident, we have been able to service our customers with relatively few interruptions

The COVID-19 pandemic in 2020 presented challenges in ways Dixie has not experienced in its history of over 100 years. We responded first with regard to the safety of our employees, and second to protect the operations and financial strength of our Company while continuing to service our customers. We are proud to have emerged as a stronger company. We are proud of our history and heritage, and we are excited about starting the next 100 years,” Frierson concluded.

Our gross profit as a percentage of net sales was 22.6% for the first quarter of 2021, compared to our 23.6% gross profit margin in the first quarter of 2020. Our selling and administrative expenses for the quarter were 23.3% of net sales, an improvement of two percentage points from our level of 25.3% in the first quarter of 2020. Many of the cost saving initiatives implemented as part of our response to the COVID-19 pandemic have been made permanent. The lower gross profit percentage in 2021 was driven by inefficiencies due to lower volume in our commercial production facilities and increases in raw material costs. We did increase prices in March 2021 to mitigate the impact of higher raw material and personnel costs. Our receivables increased $2.9 million as compared to the end of the year in 2020, primarily due to higher sales for the period. Net inventories increased $4.3 million during the quarter. The increase was due to higher sales volume and demand. Our accounts payable and accrued expenses increased by $7.9 million year over year. Our capital expenditures for the first quarter of 2021 were $.4 million and are planned for 2021 at a maintenance level of approximately $5.0 million. Interest expense was $1.3 million for the first quarter of 2021. Our debt decreased by $2.1 million during the quarter. Our availability at the end of the quarter was $44 million under our bank lines of credit.

Our floorcovering sales and orders for the first 7 weeks of the quarter have continued at a very strong pace and obviously well ahead of the same period a year ago. Due to increased cost pressure on many fronts, the industry has announced an additional price increase in the later half of the second quarter.

-MORE-

The Dixie Group Reports First Quarter 2021 Results

May 18, 2021

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website at https://investor.dixiegroup.com. The simulcast will begin at approximately 2:00 p.m. Eastern Time on May 18, 2021. A replay will be available approximately two hours later and will continue for approximately 30 days. If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (877) 407-0989 and entering 13719890 at least 10 minutes before the appointed time. The Dixie Group, Inc. is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, AtlasMasland and Dixie International brands.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

-MORE-

The Dixie Group Reports First Quarter 2021 Results

May 18, 2021

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings(loss) per share)

	Three Months Ended
	March 27, 2021	March 28, 2020

NET SALES	$86,301	$80,578
Cost of sales	66,827	61,585
GROSS PROFIT	19,474	18,993
Selling and administrative expenses	20,114	20,397
Other operating (income) expense, net	2	(92)
Facility consolidation and severance expenses, net	25	24
OPERATING LOSS	(667)	(1,336)
Interest expense	1,329	1,285
Other income, net	(1)	(4)
Loss from continuing operations before taxes	(1,995)	(2,617)
Income tax benefit	(28)	(4)
Loss from continuing operations	(1,967)	(2,613)
Loss from discontinued operations, net of tax	(61)	(76)
NET LOSS	$(2,028)	$(2,689)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.13)	$(0.17)
Discontinued operations	0.00	(0.01)
Net loss	$(0.13)	$(0.18)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.13)	$(0.17)
Discontinued operations	0.00	(0.01)
Net loss	$(0.13)	$(0.18)

Weighted-average shares outstanding:
Basic	15,085	15,356
Diluted	15,085	15,356

-MORE-

The Dixie Group Reports First Quarter 2021 Results

May 18, 2021

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	March 27, 2021	December 26, 2020
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$1,523	$1,920
Receivables, net	40,591	37,716
Inventories, net	89,708	85,399
Prepaids and other current assets	6,860	8,296
Total Current Assets	138,682	133,331

Property, Plant and Equipment, Net	55,979	57,904
Operating Lease Right-Of-Use Assets	21,197	22,074
Other Assets	18,892	19,559
TOTAL ASSETS	$234,750	$232,868

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$25,340	$19,058
Accrued expenses	28,438	25,965
Current portion of long-term debt	5,293	6,116
Current portion of operating lease liabilities	3,313	3,323
Total Current Liabilities	62,384	54,462

Long-Term Debt	70,723	72,041
Operating Lease Liabilities	18,569	19,404
Other Long-Term Liabilities	21,107	23,170
Stockholders' Equity	61,967	63,791
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$234,750	$232,868

-MORE-

The Dixie Group Reports First Quarter 2021 Results

May 18, 2021

Use of Non-GAAP Financial Information:
(in thousands)

The Company believes that non-GAAP performance measures, which management uses in evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and prior period results, as these measures reflect factors that are unique to one period relative to the comparable period. However, the non-GAAP performance measures should be viewed in addition to, not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States. In considering our supplemental financial measures, investors should bear in mind that other companies that report or describe similarly titled financial measures may calculate them differently. Accordingly, investors should exercise appropriate caution in comparing our supplemental financial measures to similarly titled financial measures reported by other companies.

Non-GAAP Summary

	Three Months Ended
	March 27, 2021	March 28, 2020
Loss as reported	$(2,028)	$(2,689)
Loss from discontinued operations, net of tax	(61)	(76)
Loss from continuing operations	(1,967)	(2,613)

COVID-19 Recovery Plan	25	—
Facility consolidation and severance expenses, net	—	24
Profit Improvement Plan related expenses	25	24
Loss	$(1,942)	$(2,589)
Diluted shares	15,085	15,356
Adjusted loss per diluted share	$(0.13)	$(0.17)

- END -